Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports (i) dated March 16, 2009, except for note 21, as to which the date is January 4, 2010, with respect to the consolidated financial statements, schedules and internal control over financial reporting (which internal control report expressed an adverse opinion) of Broadwind Energy, Inc. appearing in the 2008 Annual Report of Broadwind Energy, Inc. to its shareholders and with respect to the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2008 included in this Registration Statement and appearing as exhibits to the Current Report on Form 8-K of Broadwind Energy, Inc. as filed on January 4, 2010, (ii) dated May 19, 2009 with respect to the consolidated financial statements of Brad Foote Gear Works, Inc. appearing as exhibits to the Current Report on Form 8-K/A of Broadwind Energy, Inc. as filed on May 27, 2009, (iii) dated November 13, 2008 with respect to the consolidated financial statements of Badger Transport, Inc. appearing as exhibits to the Current Report on Form 8-K/A of Broadwind Energy, Inc. as filed on November 14, 2008 and (iv) dated April 11, 2008 with respect to the consolidated financial statements of Energy Maintenance Service, LLC appearing as exhibits to the Current Report on Form 8-K/A as filed on April 15, 2008 which are incorporated by reference in this Registration Statement.  We consent to the inclusion and incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Milwaukee, Wisconsin
January 14, 2010